Exhibit 5

[LETTERHEAD OF BLANK ROME LLP]

November 30, 2005

GigaBeam Corporation
470 Springpark Place, Suite 900
Herndon, VA 20170

Re:	GigaBeam Corporation- Registration Statement on Form S-8

Gentlemen:

You have requested our opinion with respect to the offer and sale by you, GigaBeam Corporation, a Delaware corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of up to 1,100,000 shares (the "Shares") of common stock, $.001 par value per share, of the Company, issuable upon exercise of stock options (the "Options”) granted and eligible for grant under the Company's 2004 Stock Option Plan (the “Plan”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuine-ness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon representations of executive officers of the Company.

In rendering this opinion, we have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s common stock to accommodate the issuance of the Shares, and (ii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s common stock.

This opinion is limited to the laws of the State of Delaware. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

The Shares, when sold, paid for and issued as contemplated by the terms and conditions of the Plan and the Options, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP